Exhibit 99.1

	News Release		FMC Technologies Inc
200 East Randolph Drive
Chicago, IL 60601

1803 Gears Road
Houston, TX 77067
[FMC Technologies Logo]

For Release:	Immediate

	Media	Marvin Brown (281) 591-4212
Bruce Bullock (281) 591-4429
	Investors	Maryann Seaman (312) 861-6414

FMC Technologies Reports Fourth Quarter and Full Year 2003 Earnings Per Share of $0.35 and $1.13

Highlights:

•	Full year 2003 earnings per diluted share of $1.13, up 18 percent from 2002 earnings before the effect of a change in accounting

•	Full year revenues of $2.3 billion, up 11 percent over 2002

•	Energy Systems’ sales up 14 percent for the fourth quarter and 17 percent over 2002, with full year operating profit up 24 percent, driven by subsea business

•	Record high backlog of $1.26 billion on the strength of subsea inbound orders

•	Strong cash flow from operations reduces net debt to $193 million, down from $218 million at the end of the third quarter

HOUSTON and CHICAGO, January 29, 2004 – FMC Technologies, Inc. (NYSE: FTI) today reported fourth quarter 2003 sales of $637.4 million and earnings of $0.35 per diluted share compared to $0.37 per diluted share in the prior-year quarter. Backlog reached a record high of $1.26 billion on strong inbound, which was up 7 percent from year end 2002, due mainly to increased subsea orders. Full year 2003 sales were $2.3 billion, up 11 percent over 2002 on the strength of subsea sales. Earnings of $1.13 per diluted share were up 18 percent over 2002 earnings of $0.96 per diluted share before the effect of a change in accounting.

“We are pleased with our results in 2003. We delivered solid sales growth of 11 percent, grew earnings per share by 18 percent compared with 2002 and achieved record backlog of $1.26 billion,” said Joseph H. Netherland, Chairman, President and Chief Executive Officer. “We further reduced our net debt to $193 million, while still investing in our Energy Systems portfolio. Our full year results were driven by our subsea systems business as well as our surface and fluid control businesses, which benefited from increased drilling activity. Operating profit from our Energy

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Page 2 - FMC Technologies Reports Fourth Quarter and Full Year 2003 Earnings Per Share of $0.35 and $1.13

Systems businesses improved 24 percent over the prior year. Based on current market and economic conditions, and our solid backlog, we continue to estimate diluted earnings per share for full year 2004 to be in the vicinity of 10 percent above 2003.”

Review of Operations – Fourth Quarter 2003

Sales for Energy Systems, comprising Energy Production Systems and Energy Processing Systems, were $436.2 million in the fourth quarter of 2003, up 14 percent from $383.5 million in the fourth quarter of 2002. Energy Systems’ operating profit for the fourth quarter was $28.6 million, up from $27.6 million in the same period last year.

Energy Systems’ inbound orders were $660.6 million for the fourth quarter, up 19 percent from $553.2 million in the fourth quarter of 2002. Sequentially, inbound orders were up 109 percent from $316.4 million in the third quarter of 2003. Energy Systems’ total backlog at the end of the fourth quarter was a record $1.01 billion, up 9 percent from $932.5 million at the end of the fourth quarter of 2002 and up 28 percent from $788.0 million at the end of the third quarter of 2003.

Energy Production Systems’ fourth quarter sales of $309.4 million increased 13 percent over the prior year, due largely to higher surface and floating production systems sales and the addition of separation systems. Segment operating profit was essentially flat with 2002. Operating profit improvements in floating production systems, due to income from our MODEC International LLC joint venture, and from the acquisition of separation systems were offset primarily by higher bid costs for subsea projects.

Energy Production Systems’ inbound orders were $526.6 million for the fourth quarter, up 18 percent from the prior-year period, due primarily to strong subsea project awards, including orders for the Ormen Lange and Enfield developments, which more than offset the Sonatrach order received in 2002. Inbound orders more than doubled sequentially on substantially higher subsea project awards as well as surface and floating systems orders.

Energy Processing Systems’ fourth quarter sales and operating profit increased 16 percent and 11 percent, respectively, over the prior-year fourth quarter. The sales improvement was the result of strength in the fluid control and loading systems businesses. Strength in U.S. land drilling activity positively affected sales and profits of WECO®/Chiksan® equipment compared with 2002, due to strong service company demand. Improvements in fluid control contributed to the quarterly profit improvement.

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Page 3 - FMC Technologies Reports Fourth Quarter and Full Year 2003 Earnings Per Share of $0.35 and $1.13

Energy Processing Systems’ inbound orders were $134.0 million for the fourth quarter, up 23 percent over the prior year and 22 percent sequentially, primarily due to material handling orders and, to a lesser extent, measurement solutions and loading systems.

FoodTech’s sales in the fourth quarter of $136.9 million were up 4 percent from the fourth quarter of 2002, due mainly to the effect of changes in foreign exchange rates. Operating profit of $12.6 million decreased 13 percent when compared to the prior-year period, due to a charge for the divestiture of the domestic harvester product line and lower food processing margins, partially offset by favorable exchange rates.

Airport Systems’ fourth quarter sales of $66.0 million were essentially flat compared to the fourth quarter of 2002, while operating profit of $4.4 million was down 21 percent from $5.6 million in the prior-year period. The operating profit decline is the result of lower sales of Halvorsen loaders, partially offset by higher sales of ground support equipment mainly to international customers, and improvements in the Jetway® passenger boarding bridge business.

Corporate expense in the fourth quarter of 2003 was $7.0 million, $0.5 million above prior-year period expense of $6.5 million. Other expense, net, of $3.9 million in the fourth quarter of 2003 increased $0.1 million compared with the prior-year period. Net interest expense in the fourth quarter of 2003 was $2.0 million, down from $2.7 million in the fourth quarter of 2002, due primarily to lower interest rates and lower average debt.

Net debt decreased $25.4 million to $192.5 million at year end from $217.9 million at the end of the third quarter on strong cash flow from operations.

Depreciation and amortization for the fourth quarter of 2003 was $16.5 million. Capital expenditures during the fourth quarter of 2003 totaled $22.3 million.

Review of Operations – Full Year 2003

For the full year 2003, sales of $2.31 billion were up 11 percent from $2.07 billion in 2002, reflecting the continued growth of Energy Production Systems, driven by the subsea business. Net income of $75.6 million improved 18 percent over 2002 income of $64.1 million before the effect of an accounting change. Earnings of $1.13 per diluted share improved 18 percent over 2002 earnings per share before the effect of an accounting change.

Energy Systems’ sales in 2003 of $1.57 billion were up 17 percent from $1.33 billion in 2002 and accounted for 68 percent of FMC Technologies’ total sales. Operating profit of $96.3

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Page 4 - FMC Technologies Reports Fourth Quarter and Full Year 2003 Earnings Per Share of $0.35 and $1.13

million was up 24 percent from 2002. Energy Production Systems’ sales of $1.14 billion were up 21 percent from 2002, while operating profit of $66.0 million improved 31 percent from 2002, due mainly to the strength of the subsea business. Energy Processing Systems’ 2003 sales of $431.7 million improved 9 percent over 2002, while operating profit of $30.3 million improved 12 percent over 2002. Sales improvements were the result of increased demand for WECO®/Chiksan® product lines, increased measurement solutions volume and the favorable impact of foreign exchange rates. Operating profit improvements were driven by the demand from service companies and margin improvements in measurement solutions.

Energy Systems’ inbound orders for the full year 2003 of $1.65 billion increased 3 percent over 2002. Energy Production Systems’ inbound was $2.9 million above 2002 levels, as the 20 percent increase in subsea project awards year-over-year exceeded the large inbound in 2002 for the $240 million Sonatrach contract. Record subsea inbound of $888.3 million is 74 percent of Energy Production Systems’ 2003 order inbound. Energy Processing Systems’ inbound of $458.9 million is also at record levels, increasing 15 percent over 2002. All businesses within the segment showed order improvement over 2002. Stronger service company demand increased WECO®/Chiksan® orders, while loading systems experienced stronger LNG demand. Measurement solutions experienced stronger metering systems demand and blending and transfer saw stronger inbound from conveying demand used for coal handling.

FoodTech’s sales in 2003 of $524.7 million increased 6 percent from 2002 due to favorable foreign exchange rates. Operating profit of $44.0 million for 2003 was slightly above prior year. Favorable foreign exchange and the absence of expenses associated with cost reduction initiatives incurred in 2002 were largely offset by a charge for the divestiture of the U.S. harvester product line, lower tomato processing margins and continued competitive pressure in the food handling market. Backlog of $117.6 million is 10 percent above prior-year levels.

Airport Systems’ sales in 2003 of $224.1 million were $21.0 million, or 9 percent below 2002 levels. Lower Halvorsen volumes, with 91 units shipped in 2003 compared to 133 units in 2002, were the primary driver of the year-over-year decline. Operating profit of $12.4 million was 22 percent below prior levels. Continued improvements in the margin of commercial products partially offset the Halvorsen loader volume decline. Backlog at year end was $129.5 million which is 16 percent above the prior-year level. An increase in the backlog of commercial products more than offset the decline in the Halvorsen loader backlog.

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Page 5 - FMC Technologies Reports Fourth Quarter and Full Year 2003 Earnings Per Share of $0.35 and $1.13

Corporate expenses for the full year 2003 were $25.3 million, up 5 percent from the prior year. Other expense, net, for 2003 totaled $11.9 million compared to $9.7 million in 2002, largely due to higher pension expense, and the absence of the 2002 gain on the sale of a corporate aircraft. Net interest expense was $8.9 million compared to 2002 net interest expense of $12.5 million. Depreciation and amortization for 2003 was $57.7 million, up $9.1 million from 2002. Capital expenditures of $80.2 million include $15.0 million for the repurchase of sale-leaseback assets.

Summary

FMC Technologies reported earnings per diluted share of $1.13 for the full year 2003. On the strength of its Energy Systems business, earnings improved 18 percent over 2002 earnings per diluted share of $0.96 before the effect of a change in accounting. Subsea systems sales and profits grew 20 percent and 40 percent, respectively. Increased drilling activity positively affected the Company’s surface completion and WECO®/Chiksan® businesses. FoodTech sales and operating profit benefited from favorable foreign exchange rates. Airport Systems showed some profit improvement in the ground support equipment and Jetway® businesses; however, overall profit declined due to lower volumes of Halvorsen loaders. Backlog reached $1.26 billion on strong subsea order awards in 2003, with all segments showing year-over-year increases. The Company maintains its estimate for earnings per share growth for 2004 in the vicinity of 10 percent.

# # #

FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. The Company designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,600 people and operates 32 manufacturing facilities in 15 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Company’s 2002 Form 10-K. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its fourth quarter 2003 conference call at 9:00 a.m. (Eastern Standard Time) on Friday, January 30, 2004. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$637.4	$580.2	$2,307.1	$2,071.5

Costs and expenses	602.1	542.4	2,190.5	1,966.5

	35.3	37.8	116.6	105.0

Minority interests	0.6	0.5	1.1	2.2
Net interest expense	2.0	2.7	8.9	12.5

Income before income taxes	32.7	34.6	106.6	90.3

Provision for income taxes	9.5	10.1	31.0	26.2

Income before the cumulative effect of a change in accounting principle	23.2	24.5	75.6	64.1

Cumulative effect of a change in accounting principle, net of income taxes (1)	—	—	—	(193.8)

Net income (loss)	$23.2	$24.5	$75.6	$(129.7)

Basic earnings (loss) per share:
Income before the cumulative effect of a change in accounting principle	$0.35	$0.38	$1.14	$0.98
Cumulative effect of a change in accounting principle (1)	—	—	—	(2.97)

Basic earnings (loss) per share	$0.35	$0.38	$1.14	$(1.99)

Basic weighted average shares outstanding	66.4	65.3	66.1	65.3

Diluted earnings (loss) per share:
Income before the cumulative effect of a change in accounting principle	$0.35	$0.37	$1.13	$0.96
Cumulative effect of a change in accounting principle (1)	—	—	—	(2.90)

Diluted earnings (loss) per share	$0.35	$0.37	$1.13	$(1.94)

Diluted weighted average shares outstanding	67.2	66.8	66.9	66.8

(1)	The cumulative effect of a change in accounting principle, net of income taxes, resulted from the adoption of Statement of Financial Accounting Standards No. 142 in 2002.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue

Energy Production Systems	$309.4	$273.5	$1,136.2	$940.3
Energy Processing Systems	127.6	110.0	431.7	395.9
Intercompany eliminations	(0.8)	—	(2.8)	(1.4)

Subtotal Energy Systems	436.2	383.5	1,565.1	1,334.8
FoodTech	136.9	132.2	524.7	496.9
Airport Systems	66.0	65.7	224.1	245.1
Intercompany eliminations	(1.7)	(1.2)	(6.8)	(5.3)

	$637.4	$580.2	$2,307.1	$2,071.5

Income before income taxes

Energy Production Systems (1)	$15.9	$16.2	$66.0	$50.4
Energy Processing Systems	12.7	11.4	30.3	27.1

Subtotal Energy Systems	28.6	27.6	96.3	77.5
FoodTech (2)	12.6	14.4	44.0	43.3
Airport Systems	4.4	5.6	12.4	15.8

Segment operating profit	45.6	47.6	152.7	136.6
Corporate expense	(7.0)	(6.5)	(25.3)	(24.1)
Other expense, net (3)	(3.9)	(3.8)	(11.9)	(9.7)

Income before net interest expense and income taxes	34.7	37.3	115.5	102.8

Net interest expense	(2.0)	(2.7)	(8.9)	(12.5)

Income before income taxes and the cumulative effect of a change in accounting principle	$32.7	$34.6	$106.6	$90.3

(1)	Energy Production Systems’ operating profits include a charge of $0.8 million for asset impairments in the three and twelve months ended December 31, 2003.
(2)	FoodTech operating profits include charges of $1.0 million and $1.6 million for asset impairments and restructuring costs, respectively, in the three and twelve months ended December 31, 2003.
(3)	Other expense, net, is primarily comprised of LIFO inventory adjustments, expenses related to employee pension and other postretirement employee benefits, expenses related to the transition to a new payroll and benefit administration service center, foreign currency-related gains and losses and amortization expense for restricted stock.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2003	2002	2003	2002
Inbound orders

Energy Production Systems	$526.6	$444.4	$1,194.4	$1,191.5
Energy Processing Systems	134.0	108.8	458.9	400.4
Intercompany eliminations	—	—	(8.3)	(0.3)

Subtotal Energy Systems	660.6	553.2	1,645.0	1,591.6
FoodTech	134.0	133.2	535.1	482.7
Airport Systems	82.7	71.4	241.6	193.7
Intercompany eliminations	(2.2)	(1.4)	(7.3)	(4.6)

Total inbound orders	$875.1	$756.4	$2,414.4	$2,263.4

	December 31
	2003	2002
Order backlog

Energy Production Systems	$880.7	$822.5
Energy Processing Systems	137.2	110.0
Intercompany eliminations	(5.5)	—

Subtotal Energy Systems	1,012.4	932.5
FoodTech	117.6	107.2
Airport Systems	129.5	112.0
Intercompany eliminations	(1.2)	(0.7)

Total order backlog	$1,258.3	$1,151.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$29.0	$32.4
Trade receivables, net	546.8	419.2
Inventories	286.8	278.9
Other current assets	86.8	88.0

Total current assets	949.4	818.5

Property, plant and equipment, net	327.9	306.1
Goodwill	118.2	83.6
Intangible assets, net	71.2	36.3
Other assets	123.9	128.1

Total assets	$1,590.6	$1,372.6

Short-term debt and current portion of long-term debt	$20.4	$59.5
Accounts payable, trade and other	272.4	234.9
Other current liabilities	552.3	439.6

Total current liabilities	845.1	734.0

Long-term debt, less current portion	201.1	175.4
Other liabilities	115.1	159.4
Common stock	0.7	0.7
Other stockholders’ equity	428.6	303.1

Total liabilities and stockholders’ equity	$1,590.6	$1,372.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in millions)

	Twelve Months Ended December 31
	2003	2002
	(Unaudited)
Cash provided by operating activities of continuing operations:
Income before the cumulative effect of a change in accounting principle	$75.6	$64.1
Depreciation and amortization	57.7	48.6
Other	17.1	6.3

Net cash provided by operating activities of continuing operations	150.4	119.0

Net cash required by discontinued operations	(5.2)	(5.3)

Cash provided (required) by investing activities:
Retirement of sale-leaseback obligations	(35.9)	—
Capital expenditures	(65.2)	(68.1)
Business acquisitions, net of cash acquired (a)	(46.4)	—
Other	14.7	1.7

Net cash required by investing activities	(132.8)	(66.4)

Cash provided (required) by financing activities:
Net decrease in short-term debt	(39.1)	(19.5)
Net increase (decrease) in long-term debt	18.8	(20.6)
Payments to FMC Corporation	—	(4.4)
Issuance of capital stock, net of stock acquired for employee benefit plans	7.0	1.0

Net cash required by financing activities	(13.3)	(43.5)

Effect of changes in foreign exchange rates on cash and cash equivalents	(2.5)	0.6

Increase (decrease) in cash and cash equivalents	(3.4)	4.4

Cash and cash equivalents, beginning of period	32.4	28.0

Cash and cash equivalents, end of period	$29.0	$32.4

(a)	Business acquisitions, net of cash acquired, relate primarily to the acquisition of 55% of CDS Engineering (“CDS”) in the third quarter of 2003. Cash outflow due to the acquisition of CDS is made up of $47.9 million paid to the seller plus $0.7 million of acquisition costs, net of $4.4 million of acquired cash. The net cash outflow of $44.2 million, plus assumed debt of $6.9 million, includes $1.1 million of CDS’ minority interest in its net debt.